SMRH:4882-9549-5317.3 COLLECTIVE BARGAINING AGREEMENT BETWEEN AMALGAMATED BANK AND OFFICE & PROFESSIONAL EMPLOYEES INTERNATIONAL UNION, LOCAL 153, AFL-CIO

TABLE OF CONTENTS

		Page No.
ARTICLE I:	RECOGNITION	1
ARTICLE II:	UNION SECURITY	2
ARTICLE III:	PROBATION	3
ARTICLE IV:	TEMPORARIES	4
ARTICLE V:	DUES CHECK-OFF	4
ARTICLE VI:	NON-DISCRIMINATION	5
ARTICLE VII:	HOURS	6
ARTICLE VIII:	HOLIDAYS	7
ARTICLE IX:	PERSONAL DAYS	7
ARTICLE X:	OVERTIME	8
ARTICLE XI:	MEAL AND TRANSPORTATION ALLOWANCES	9
ARTICLE XII:	VACATIONS	9
ARTICLE XIII:	DISMISSALS	11
ARTICLE XIV:	RESIGNATION	12
ARTICLE XV:	PAID ABSENCE/SICK LEAVE	13
ARTICLE XVI:	LACTATION	16
ARTICLE XVII:	LATENESS	16
ARTICLE XVIII:	FAMILY AND MEDICAL LEAVE	17
ARTICLE XIX:	OTHER UNPAID LEAVE	20
ARTICLE XX:	DISABILITY	21
ARTICLE XXI:	BEREAVEMENT	22
ARTICLE XXII:	HOSPITALIZATION, MEDICAL, DRUG & DENTAL COVERAGE	22
ARTICLE XXIII:	TERM LIFE INSURANCE	24
ARTICLE XXIV:	JOB CLASSIFICATIONS	24
ARTICLE XXV:	PROMOTIONS, UPGRADING & TRANSFERS	26
ARTICLE XXVI:	PENSION, DISABILITY	28
ARTICLE XXVII:	GRIEVANCE AND ARBITRATION	28
ARTICLE XXVIII:	SENIORITY AND LAY-OFF	30
ARTICLE XXIX:	REPORTING ABSENCES	30
ARTICLE XXX:	PART TIME EMPLOYEES	31
ARTICLE XXXI:	TUITION	31
ARTICLE XXXII:	DISCIPLINE	32
ARTICLE XXXIII:	WAGE INCREASES	33
ARTICLE XXXIV:	MISCELLANEOUS	33
ARTICLE XXXV:	TERMINATION & RENEWAL OF AGREEMENT	34
ARTICLE XXXVI:	MANAGEMENT RIGHTS	34
ARTICLE XXXVII:	SUCCESSOR CLAUSE	35

SMRH:4882-9549-5317.3

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-ii- SMRH:4882-9549-5317.3 EXHIBITS TITLE EXHIBIT Vacation Days Earning Schedule ...................................................................................... A Absence Days Earning Schedule ....................................................................................... B Grades and Salary Ranges for 2020 .................................................................................. C New Employee Progress Report ....................................................................................... D Release Agreement ............................................................................................................. E

-1-SMRH:4882-9549-5317.3 AGREEMENT entered into this 29 day of November, 2024, between the OFFICE & PROFESSIONAL EMPLOYEES INTERNATIONAL UNION, LOCAL 153, AFL-CIO, hereinafter referred to as the "UNION" and the AMALGAMATED BANK, hereinafter referred to as the "EMPLOYER" or "BANK". Members of the "UNION" are hereinafter referred to as "EMPLOYEES". WITNESSETH: WHEREAS, the parties hereto desire to continue harmonious relations and clearly defined mutual obligations, stipulate and agree as follows: ARTICLE I: RECOGNITION The Employer agrees to recognize the Union as the sole collective bargaining agent for office and clerical employees, at all current locations owned and operated by the Bank in the United States, exclusive of supervisory employees with authority to perform one or more of the following functions: hire, transfer, suspend, layoff, recall, promote, discharge or discipline other employees or effectively to recommend such actions. This Agreement is not to include the positions of human resources staff, senior management executive assistants, as well as any other position agreed to by the Employer and the Union. Everyone who is in the Union currently in these positions of Administrative Assistant will remain as is and be grandfathered. If anyone leaves these positions of Administrative Assistant for reasons of resignation, transfers or termination for cause, the Bank along with the Union will evaluate these positions to determine if they will remain in the Union or become an Executive Assistant. At all future locations owned and operated by the Bank in the United States, the Bank agrees to remain neutral and recognize the Union as the representative of all non-excluded classifications referenced herein in an appropriate unit if a majority of the employees at such future location(s) have authorized the Union

-2- SMRH:4882-9549-5317.3 to represent them. At any location owned and operated by the Bank within thirty (30) miles of a current location, the Bank agrees to not oppose an accretion to the unit recognized in this Agreement. At all other future locations, the Bank and the Union agree to negotiate a new collective bargaining agreement with terms and conditions of employment appropriate to such location(s). ARTICLE II: UNION SECURITY (a) The Employer shall require that every employee who is covered by this Agreement as a condition of employment become and remain a member in good standing of the Union during his/her term of employment. Newly hired employees shall become and remain members of the Union within thirty-one (31) calendar days of the date of becoming an employee. The foregoing shall become operative in accordance with applicable law. Good standing is defined as payment of regular monthly dues. (b) The Bank will, within three (3) working days after receipt of notice from the Union, discharge any employee who is not in good standing in the Union as required by the preceding paragraph. (c) The jurisdiction of the Union shall be all work or work functions normally or currently performed by employees covered by this Agreement and any new or additional work requiring the same or similar skills for which employees covered by this Agreement currently are employed, notwithstanding the introduction of use of any new or automated system, process, or mechanized or automated equipment which may alter or modify the method or skill. This jurisdiction of the Union shall extend to any employees engaged in new or additional work, which may be performed. Nothing contained in this paragraph shall prevent any officer from doing clerical work at the discretion of Management so long as the employment of these officers in

-3- SMRH:4882-9549-5317.3 clerical work does not result directly or indirectly in the discharge or layoff of any Union members now or hereinafter employed. The Employer agrees that when new equipment or systems are introduced, Employees whose jobs relate to the new systems or equipment will be given the opportunity to be trained on such equipment or systems whenever feasible. (d) The Bank agrees to provide the Union on the 15th day of the month a list of all bargaining unit employees hired the previous calendar month, including address, date of hire and salary, as well as all New Employee Progress Reports. The Bank will also notify the Union monthly, with copies to the Chief Steward, of all new hires, leaves of absence, terminations, promotions, demotions, transfers and temporary employees assigned to perform bargaining unit work. The Bank agrees to provide the Union on the 15th day of the month a list of all bargaining unit employees hired the previous calendar month, including address, date of hire and salary. The Bank will also notify the Union monthly, with copies to the Chief Steward, of all new hires, leaves of absence, terminations, promotions, demotions, transfers and temporary employees assigned to perform bargaining unit work. (e) The Chief Steward or his/her designee will be permitted to meet with new employees at the conclusion of orientation at Corporate Headquarters. The local steward will be permitted to meet with new employees at the conclusion of orientation conducted at a location other than Corporate Headquarters. ARTICLE III: PROBATION All new Employees are required to work on probation for a period of ninety (90) calendar days with an additional thirty (30) calendar days if requested by Management. A copy of the New Employee Progress report shall be provided to the Chief Shop Steward. The Bank will notify the Chief Steward orally and follow the notice with written documentation. Such Employees shall be

-4- SMRH:4882-9549-5317.3 entitled to all rights and privileges of the Agreement except as provided for in ARTICLES XII, XIII, XV, XVII, XVIII, XVIV, XX, XXI, XXVII, XXVII, XXXII AND XXXIII. ARTICLE IV: TEMPORARIES After twelve (12) weeks, (420 hours), positions staffed with temporary workers must be offered to full-time/part-time bargaining unit Employees, eliminated, or extended upon approval by the Union. If the Bank has been unable to fill a position internally and a temporary worker is currently in the open position, then a temporary worker, if qualified, may be offered full-time employment after the twelve (12) week period (420 hours). In the monthly report to the Union of temporary workers referenced in ARTICLE II, Section (d,) the Employer will provide the temporary worker's name, position filled, time in position and current status of position. ARTICLE V: DUES CHECK-OFF (a) The Employer agrees to deduct Union dues and initiation fees from the wages of each Employee bi-weekly. Dues and initiation fees will become due and payable according to the following schedule: For persons hired before the 23rd day of the month, dues shall become payable the following month. For persons hired on or after the 23rd of the month, dues shall become payable the second following month. The Employer agrees to remit such dues and initiation fees thus collected to the Union each month, at a time that would insure receipt of said monies at the Union office prior to the 10th day of the month following such deductions. The Employer agrees, where practical, to deduct unpaid Union dues and initiation fees from the final paycheck of any eligible Employee. Any change in the rate of dues and/or initiation fees levied by the Union will be put into effect in the deductions made by Management in the month following the month in which Management receives written notice of change from the Union.

-5- SMRH:4882-9549-5317.3 (b) The Employer shall deduct from the wages of any Employee who submits a voluntary authorization card, an amount designated by such Employee for OPEIU "Voice of the Electorate" (VOTE) Fund. Such voluntary contributions shall be forwarded to the Secretary- Treasurer of OPEIU, Local 153, AFL-CIO monthly, by payable check to "Voice of the Electorate" along with a listing of persons who donated such monies. (c) The Union agrees to file an initiation fee and dues deduction assignment form with the Employer for each Employee, and executed by such Employee, prior to such deductions. The Bank will not be responsible for the collection of dues that are uncollected as a result of the shop steward's failure to submit a dues assignment card in time to allow for the first scheduled deduction. (d) Nothing contained in this paragraph is intended to create a liability for the Bank with respect to collection, commencement, or adjustment of dues. ARTICLE VI: NON-DISCRIMINATION (a) No Employee is to suffer any reduction in wages if used in any other capacity at the Bank's request. (b) No clause in the Agreement is understood to imply a lowering of working conditions heretofore existing in this office. (c) Employees shall not be asked to make any written statement or verbal contract which may conflict with this Agreement. (d) Neither the Union nor the Employer, in carrying out their obligations under this Agreement, shall discriminate in matters of hiring, training, promotion, transfer, layoff, discharge or otherwise because of race, color, religion, creed, national origin, disability, gender, pregnancy, sexual orientation, age, marital or familial status, alienage or citizenship status, veteran

-6- SMRH:4882-9549-5317.3 status, genetic information, gender identity, reproductive health decisions, status as a victim of domestic violence, or any other class protected by federal, state, or local law. The main criterion to be used in granting or denying an individual any position shall be that individual's qualifications to do the job in question (see ARTICLE XXV). ARTICLE VII: HOURS (a) Except for Employees currently working a thirty-five (35) week, Employees shall have a thirty-seven and one half (37.50) hour work week consisting of a maximum of seven and one half hours per day. These hours shall run consecutively from the time designated to commence work, to its completion, with one hour to be allowed for lunch unless other arrangements have been agreed to between the Employer and the Employee. No Employee shall be required to work more than thirty seven and one half (37.50) hours in a week, except as set forth below: in the event overtime is requested, the Department Head will first ask for volunteers from among those qualified to do the work. Failing to obtain the necessary personnel, the work will be assigned to those qualified Employees. Every effort will be made to "rotate" the assignment of overtime. Employees assigned to work overtime may be excused by Management. All overtime is paid after thirty seven and one half hours (37.50) of actual time worked (b) The normal workday shall be from 9:00 a.m. to 5:00 p.m., except for Employees where responsibilities require that they regularly work hours other than those herein described as "normal". (c) Full-time Employees whose normal work starts from 2:00 p.m. on, shall receive a shift differential equal to 15% of earnings for all hours worked.

-7- SMRH:4882-9549-5317.3 ARTICLE VIII: HOLIDAYS Employees shall be entitled to a whole holiday with pay for any legal holiday on which the Bank is closed to the public. Employees in the District of Columbia may take a personal day with advance notice for Emancipation Day. All Part-Time employees will be paid their scheduled hours for a holiday if they are regularly scheduled to work on the day the holiday occurs. All branches of the Bank will close doors to customers at 3:00 p.m. on Thanksgiving Eve, Christmas Eve, Good Friday, and New Year's Eve. All work performed in excess of six (6) hours on these days shall be paid for at the rate of time and one-half the straight time hourly rate. In the event a legal holiday falls on a Saturday, Employees shall receive an alternate day off as agreed to by Management before the end of the calendar year. If an Employee leaves the Bank after a holiday has occurred and prior to using said alternate day off, such an Employee shall be compensated for same. ARTICLE IX: PERSONAL DAYS Personal days shall include, but not be limited to, all religious holidays Employees may observe that are not already granted to all Bank Employees. Employees' requests to management for specific personal days will be granted whenever possible, subject to operating requirements and seniority within the department. Personal days are earned at the rate of one (1) day per full calendar month worked to a maximum of five (5) days per year except as stated below. Employees shall earn personal days according to the following: 1. Employees who were employed during the prior calendar year, will be front loaded five (5) days on January 1st of the current calendar year. 2. All other Employees: • Hired prior to April 1st, will be front loaded five (5) days after probation.

-8- SMRH:4882-9549-5317.3 • Hired between April 1st and June 30th will be front loaded two (2) days after probation. • Hired after June 30th, but prior to August 31st, will be front- loaded one (1) day after probation. • Hired after September 1st, earn NO Personal days. • Personal days must be taken during the calendar year for which they are earned and cannot be accumulated. Upon termination, all employees will be paid out for any unused accrued days. ARTICLE X: OVERTIME Overtime will be paid after 37 1/2 hours per week. All authorized overtime shall be paid at the rate of time and one-half of the Employee's regular hourly rate of pay. All work performed on holidays will be paid at the rate of double time. All work performed on day six (6) and/or seven (7) of any work week will be paid at the rate of double time. It is understood, however, five (5) days worked in any work week constitutes pay at straight time. Management has the right to designate the regularly scheduled work week. If an Employee is required to work a sixth and seventh day in any work week, there will be four (4) hours of pay guaranteed for reporting to work. For work performed by Employees whose normal work day commences either on Friday or a holiday eve and extends into the following day, the first seven and a half (7 1/2) hours of their work day shall be at regular time; any time over seven and a half (7 1/2) hours shall be paid at double time. Overtime is calculated at fifteen (15) minute intervals above the scheduled work hours. After working fifteen (15) minutes past regular working time, for each quarter hour during which at least eight (8) minutes of the fifteen (15) minutes is worked, overtime will be paid for the entire quarter hour. All overtime must be approved by the Employee's Manager.

-9- SMRH:4882-9549-5317.3 ARTICLE XI: MEAL AND TRANSPORTATION ALLOWANCES (a) Employees requested to work more than one and one-half (1 1/2) hours prior to their regular starting time, shall receive nine dollars ($9.00) for breakfast money in addition to the overtime pay provided for in ARTICLE XI. (b) Employees shall receive twelve dollars ($12.00) for lunch money in addition to overtime compensation in the event it is requested by the Bank that they forego their lunch period. (c) Employees required to remain after work more than two (2) hours after their regular work hours, shall receive fifteen dollars ($15.00) supper money in addition to overtime pay provided in ARTICLE X. (d) Employees who work more than two (2) hours overtime and leave after 12:00 midnight and before 6:00 a.m., shall receive at the option of the Employee, a transportation allowance of twenty-five dollars ($25.00) taxi fare or car service. ARTICLE XII: VACATIONS Vacation entitlement shall be computed on a calendar year basis. Employees shall be able to schedule their vacation between January 1st and December 31st of each year subject to operational requirements and management approval within each Department. For Employees hired during the current calendar year: • Hired prior to April 1st, two (2) weeks vacation after probation. • Hired between April 1st through June 30th, one (1) week vacation after probation. • Hired after June 30th but prior to August 31st, two (2) days vacation after probation. • Hired after September 1st, NO vacation.

-10- SMRH:4882-9549-5317.3 For current employees, (as of January 1st, of the current calendar year) all vacation is front loaded: (see "VACATION DAYS EARNING SCHEDULE" - Exhibit A). • One year of service: two (2) weeks vacation • Five years of service: three (3) weeks vacation • Ten years of service: four (4) weeks vacation • Twenty years of service: five (5) weeks vacation Employees who have completed five (5), ten (10) or twenty (20) years of service during the year of their anniversary date, shall be entitled to that additional week of vacation, commencing with the year of their anniversary date. Employees with five (5) or more years length of service, who are entitled to receive three (3) or more weeks vacation, shall at the discretion of Management, take not more than two (2) weeks of their vacation consecutively. Legal holidays, falling during vacation, shall be compensated by additional days, which days shall be subject to operational requirements. A vacation schedule shall be circulated in each department in October of each year for the following year's vacation. Employees who have greater than two weeks of vacation entitlement shall select their first two weeks of vacation by seniority. After all employees have selected their first two weeks vacation, the vacation schedule shall be circulated a second time and any vacant time shall be selected by seniority. Subsequent to January 1st, and provided all vacation schedules have been returned to Human Resources, employees may request vacation time on a first come first served basis for time on the schedule which is open and has not been selected by another employee during the open schedule period. Employees may, however switch time by mutual agreement by submitting their change in writing with the written approval of their Manager to Human Resources.

-11- SMRH:4882-9549-5317.3 Any Employee discharged shall receive salary in lieu of earned but unused vacation. Notice of discharge may not be given during vacation or during the two weeks preceding it. Vacation days must be taken during the calendar year for which they are earned and cannot be accumulated except as required by State law. Upon termination all employees will be paid out any unused accrued days. ARTICLE XIII: DISMISSALS (a) Employees shall not be dismissed by Management except for just and sufficient cause. An Employee failing to notify the Bank of the reason for his/her absence for three consecutive business days shall be deemed to have abandoned his/her job and may be terminated by Management. Exceptions to this rule, however, may be made by Management in cases of acceptable extenuating circumstances. (b) The Employer will notify the Union and Chief Steward immediately of its decision to discharge any Employee. The Employee shall be given two (2) weeks notice prior to dismissal for a reduction in the workforce only. Any Employee dismissed for reasons other than a reduction in the workforce, for serious misconduct, insubordination, theft, dishonest act, gross violation of policies and procedures or other serious offenses shall not receive prior notice. Any Employee dismissed due to a reduction in the workforce will be assisted in every way possible in getting another position, including two (2) days off each week during the period of notice to look for a new position. Any Employee dismissed for reasons other than a reduction in the workforce, for serious misconduct, insubordination, theft, dishonest act, gross violation of policies and procedures or other serious offenses shall not be given two (2) days off each week to look for a new position. The Employer will not discriminate against or discharge any Employee for his or

-12- SMRH:4882-9549-5317.3 her activities on behalf of the Union. In addition, employees will receive earned time off to include vacation, personal and sick days for the current year. (c) When an Employee is separated from employment with the Bank through a reduction in force, they shall, upon execution of a Binding Release in a form substantially similar to the attached Exhibit E receive, (a) one (1) week of severance paid at the employees base rate of pay for each full year of service from a minimum of two weeks to a maximum of twenty (20) weeks and; (b) up to a six (6) months reimbursement of continued medical coverage or until coverage is obtained from another source whichever is sooner. Coverage shall commence the first calendar month following the month of separation. (d) In the event of a layoff, where the Chief Steward would otherwise be laid off, the Chief Steward shall not be laid off so long as the Chief Steward has equivalent qualifications as the employee who is being laid off in lieu of the Chief Steward. The Union shall certify the name of the Chief Steward to the Employer. (e) All dismissals must be reviewed by the Director of Human Resources. (f) Those who are Employees at the time of the signing of this Collective Bargaining Agreement (July 1, 2023 – June 30, 2026), shall have the option to sell down any Banked Sick Days in excess of thirty (30) within thirty (30) days of signature of this Collective Bargaining Agreement. ARTICLE XIV: RESIGNATION The Union agrees that its members will give the Bank two (2) weeks notice before resigning. Notice of resignation may not be given during vacation or during the two (2) weeks preceding it. All accruals for earned vacation, personal and sick days are based upon the 15th day

-13- SMRH:4882-9549-5317.3 of the month. In order to be paid for sick days taken during the period subsequent to the resignation notice, an employee must provide a physician's note for absences. ARTICLE XV: PAID ABSENCE/SICK LEAVE (a) All full time Employees who were hired prior to October 2nd of the previous year and have completed probation as of January 2nd of the current year shall be entitled to ten (10) + one (1) paid absences each calendar year (January 1st through December 31st) for a total of eleven (11) days. The ten (10) + one (1) days are front-loaded as of January 2nd of each year. However, if the eleventh (11th) day is used, the Employee will get paid for it, but may, at the discretion of the HR Director or designee, be subject to the Ladder of Progressive Discipline. If the Employee does not use the eleventh (11th) sick day, it must be banked at the end of the calendar year and is not subject to item (h) of this ARTICLE XV. Any absence incurred during a new Employee's probationary period will count towards the Ladder of Progressive Discipline and the Employee will not be docked. Although paid absence days are front-loaded, they are earned at a rate of one (1) day per complete calendar month of service to a maximum of ten (10) days. Banked sick days may not be used until all current year absence days have been exhausted. (See Exhibit B). Employees starting after October 1st may only bank day(s) earned for that calendar year. Sick leave may be used only for an Employee's illness, absences due to the Employee or Employee's family members being a victim of a family offense matter, sexual offense, stalking or human trafficking or for other reasons specified in the Bank's Family and Medical Leave Act policy in ARTICLE XVIII or as required by federal, state, or local law. A physician's note will be required for absences of three (3) or more consecutive workdays whether using sick or banked sick days. If the Employer has reason to believe that the Employee is abusing this benefit (i.e. pattern of absences (on a Monday, Friday or the day before and/or after a holiday), an absence occurs

-14- SMRH:4882-9549-5317.3 subsequent to an Employee's giving or having been given at least two (2) weeks notice, frequency, etc.), the Employee may be subject to Discipline. Upon any Employee's separation from the Bank, Pay-Back for absence days unearned but used by the Employee will be pro-rated. Upon termination, all employees with be paid out all accrued unused days. (b) In the event an Employee's absence exceeds their earned absence days during a calendar year, disciplinary action will result upon the next day of absence from the Bank excluding leave (other than banked sick days) granted under this Agreement. An Employee may also back down the "LADDER OF PROGRESSIVE DISCIPLINE" by not being absent for one (1) consecutive complete calendar months. (First day of the month through the last day of the month = 1 complete calendar month), beginning the following calendar month in which the absence occurred. In addition, for each consecutive calendar month thereafter when the Employee has no absences the Employees will go down an additional step on the Ladder of Progressive Discipline. All active, full-time employees regularly working a minimum of 30 hours per week, who do not work in a state with statutory disability benefits, will be eligible to receive up to 50% of covered earnings, up to a maximum of $1,900 per week. (c) Since Employees will have used all their front-loaded absence and banked sick days prior to returning from disability, each occurrence thereafter of an absence during the same calendar year will result in disciplinary action ("LADDER OF PROGRESSIVE DISCIPLINE") being resumed. However, in cases of known, documented, injury or serious illness, the Director of Human Resources or designee may exercise discretion to excuse some or all of the absence days of an employee from discipline.

-15- SMRH:4882-9549-5317.3 (d) Any Employee who works less than four (4) hours and is out sick for the remainder of that day will be charged with a half (1/2) sick day. Any Employee who works four (4) hours or more and is out sick for the remainder of the day will be considered to have worked a full day. Lunchtime shall not be considered time worked for the purpose of calculating the number of hours worked by Employees under this section. (e) Upon leaving the Bank and immediately collecting a monthly pension benefit, beginning the first (1st) of the following calendar month, Employees are entitled to a payment of up to thirty (30) of their Banked Sick Days. (f) At the end of each calendar year, each Employee will be given an accounting of his/her unused absence days. Each Employee will have the following options: 1. All unused days may be accrued for use in the event of future illness. 2. One-half of the unused days may be accrued for use in the event of future illness and one-half of the unused absence days may be paid in cash. 3. All unused absence days may be paid in cash by January 31 of the following calendar year (10 days maximum may be paid in cash). The Disciplinary Action set out in this ARTICLE is not subject to the provisions of ARTICLE XXXII. DISCIPLINE. (g) In consideration of the above, it is acknowledged that this Agreement provides benefits that are comparable to and/or more generous than what is required under the New York City Earned Safe and Sick Time Act, N.Y.C. Admin. Code §§ 20-911, et seq. and the District of Columbia Employee Accrued Sick and Safe Leave Act, D.C. Code Ann. §§ 32-531.01 et seq. Accordingly, the Union, on behalf of the employees, expressly waives the application of the provisions of the New York City Earned Safe and Sick Time Act, N.Y.C. Admin. Code §§ 20- 911, et seq. and the District of Columbia Employee Sick Leave Act, D.C. Code Ann. §§ 32-531.01 et seq., and all rights and benefits thereunder, to the Employees covered by this Agreement.

-16- SMRH:4882-9549-5317.3 ARTICLE XVI: LACTATION An Employee shall be entitled to take reasonable unpaid breaks to express breast milk for up to three (3) years after giving birth to a child. The Bank will make a private room or other location available for the expression of breast milk upon an Employee's request. To make such a request, an Employee should contact Human Resources. ARTICLE XVII: LATENESS (a) It is the responsibility of all Employees to report to work by their scheduled starting time. There is a fifteen (15) minute grace period for all morning clock-ins in the Bank's time and attendance system. Usage of the grace period must not be excessive. Each Employee's starting time is established in advance by the Employee's Department Manager and validated by the Bank's time and attendance system. The timesheet will be used as the official Bank record to determine both the number of latenesses and the total aggregate amount of time an Employee is late during the calendar year. There will be no excused latenesses approved by the Department Manager unless an agreement has been made between the Manager and the Employee prior to the work day in which the lateness occurred. Once approval has been given, the Employee's excused lateness shall not be counted toward the Ladder of Progressive Discipline. Employees must clock- in and clock-out themselves on location and not via mobile device. No one may clock-in/out for another Employee under any circumstance. A first violation by an Employee clocking-in/out for another Employees timesheet via the Bank's time and attendance system will result in a five (5) day suspension without pay for both the Employee who clocked-in/out on the timesheet and the Employee whose timesheet was punched. The second violation will result in termination for both the Employee who clocked-in/out on the timesheet and the Employee whose timesheet was clocked-in/out on.

-17- SMRH:4882-9549-5317.3 (b) All Employees are entitled to a one (1) hour lunch break. An Employee and his or her Manager may mutually agree for the Employee to take a half hour lunch break in exchange for starting the day a half hour later or leaving a half hour earlier than regularly scheduled. There shall be a ten (10) minute grace period for check-ins from the Employee's lunch break. Usage of the grace period must not be excessive. A Union Steward shall be present at a meeting with the Employee and his or her Manager when an Employee's schedule is being altered pursuant to this provision. Any Employee who takes more than one (1) hour for lunch will be considered as late and subject to the Ladder of Progression Discipline, unless an agreement has been made between the Manager and the Employee prior to the lunch break. (c) Any lateness's incurred during the Employee's probationary period will count towards the Ladder of Progressive Discipline. An Employee may also work their way down the "Ladder of Progressive Discipline" by having no lateness for one (1) consecutive calendar month, beginning the following calendar month in which the lateness occurred. In addition, for each consecutive calendar month thereafter when the Employee has no lateness the Employee will go down an additional step on the "Ladder of Progressive Discipline". The Bank will provide a spreadsheet monthly to the Chief Steward of Employee's placement on the Ladder of Progressive Discipline. This ARTICLE may be modified upon mutual agreement between Bank Management and the Union Negotiation Committee. ARTICLE XVIII: FAMILY AND MEDICAL LEAVE (a) In accordance with the Federal Family and Medical Leave Act ("FMLA") and the Bank's FMLA policies, and except as additionally provided below, Employees shall be entitled, for each applicable rolling twelve (12) month period, to up to 12 work weeks (for District

-18- SMRH:4882-9549-5317.3 of Columbia Employees up to 16 work weeks in a twenty-four (24) month period), in the aggregate, four of which are paid and the rest of which will be taken as unpaid leave that meets the qualifying conditions for family and/or medical leave under FMLA. Such leave is referred to in this Agreement as FMLA Leave. (b) An Employee is additionally entitled to the following unpaid leave in the event of: • the birth of the Employee's child (a "Newborn"), or • the commencement of an adoption by the Employee of any child (a "Newly Adopted Child") who is either below the minimum age for free public school attendance or a "hard- to-place" or "handicapped" child as those terms are defined by applicable New York State law. Any Employee with two (2) but less than three (3) years of active service is entitled to unpaid leave of six (6) months to care for a Newborn or Newly Adopted Child ("Child Care Leave"), commencing upon the birth of the Newborn or the commencement of the adoption. Any Employee with three (3) or more years of active service is entitled to one (1) calendar year of Child Care Leave commencing upon the birth of the Newborn or the commencement of the adoption. Where both parents of a Newborn or a Newly Adopted Child are Employees as of the date of the birth of the Newborn or commencement of the adoption of the Newly Adopted Child, the Child Care Leave entitlement for both parents in combination shall be limited to the Child Care Leave entitlement of one of the parents, as provided under this paragraph. (c) An Employee is additionally entitled to the following unpaid sick leave for FMLA qualifying conditions: Any Employee with two (2) but less than three (3) years of active service is entitled to unpaid sick leave of six (6) months, commencing upon the exhaustion of any sick pay the Employee may have accrued. Any Employee with three (3) or more years of active

-19- SMRH:4882-9549-5317.3 service is entitled to one (1) calendar year of unpaid sick leave commencing upon the exhaustion of any sick pay the Employee may have accrued. (d) For purposes of calculating each Employee's annual FMLA Leave, the Employer shall count any sick leave (whether paid or unpaid for FMLA qualifying conditions) (including any disability leave) and/or Child Care Leave taken by an Employee as all or a part of that Employee's annual FMLA Leave entitlement, whenever: (i) such sick leave and/or Child Care Leave meets the qualifying conditions for family and/or medical leave under FMLA and (ii) any portion of the Employee's annual FMLA Leave entitlement is then unused. However, nothing in this ARTICLE shall preclude any Employee from properly taking, or continuing to take, sick leave (including any disability leave) and/or Child Care Leave then accrued and/or owing, if, at the time, the Employee shall have exhausted his or her annual FMLA Leave entitlement. (e) Child Care Leave and unpaid sick leave as provided, respectively, under paragraphs (b) and (c) of this ARTICLE shall be accrued on a calendar-year basis. (f) Any Employee returning from such Child Care Leave or unpaid sick leave shall notify the Bank at least two (2) weeks in advance of his or her expected date of return. Any such Employee shall be entitled to retain their grade and return to a position at the Bank that is the same pay and total hours with those general increments of pay as may have been granted during his or her leave to other Employees who have been doing similar work. The Employee may be returned to their prior grade and/or position subject to operational need and at the discretion of management. (g) Seniority will be retained, but not accumulated, during any period such Child Care Leave or unpaid sick leave (exclusive of any disability leave).

-20- SMRH:4882-9549-5317.3 (h) Notwithstanding the aforementioned provisions in sections a,b,c,d,e,f and g, of this ARTICLE, the Employee shall not be entitled to greater than twelve (12) months of leave in the aggregate. (i) However, Employees whose leave extends beyond nine (9) months, will be responsible to pay the health premium from the end of the 9th month to the end of the 12th month. (j) An Employee may be entitled to partial, temporary wage replacement benefits for leave that meets the qualifying conditions for short-term disability under the New York Disability Benefits Law (NYDBL) and/or for family leave under the New York Family Leave Act (NYFLA) and family or medical leave under the District of Columbia Universal Paid Leave Act (DCUPLA). The application for and receipt of benefits under the NYDBL, NYFLA or DCUPLA are administrated by the applicable governmental entities, over which the Bank has no input or control. ARTICLE XIX: OTHER UNPAID LEAVE (a) Employees may be granted unpaid leaves of absence for personal reasons for up to three (3) months. The granting of such leave shall be solely at the discretion of the Employer and not subject to the grievance procedure in this Agreement. The Employer shall not unreasonably withhold such approval. (b) The Employer agrees to grant a leave of absence to one Employee with pay for the purpose of attending Union conferences and conventions. Said leave of absence is to be granted for no more than one (1) week during any calendar year. Said Employee shall be designated by the Union and agrees to provide a minimum of fifteen (15) days notice to the Bank of the date of the Union conference or convention where such leave is requested.

-21- SMRH:4882-9549-5317.3 (c) Upon appropriate advance request by the Union, the Employer will grant an unpaid leave of absence, not to exceed one (1) year, to any one of its present Employees to act as a full-time representative of the Union. Such unpaid leave may be extended by agreement of both the Union and the Employer. During such unpaid leave or extension thereof, the Employee shall continue seniority with the same force and effect for all purposes as if he/she had continued to remain in the employ of the Employer. (d) District of Columbia employees only: Employees in the District of Columbia who are parents will be eligible for 24 hours of leave during any 12 month period to attend or participate in a school-related event for his or her child. Leave provided in this section is unpaid unless the employee elects to use any paid family, vacation, or other leave provided herein. The employee shall notify the Bank at least 10 calendar days in advance of the intention to use leave under this section unless the need to attend the school-related event cannot be reasonably foreseen. (e) All of the above provisions of this ARTICLE are subject to the approval of the Director of Human Resources. ARTICLE XX: DISABILITY (a) Disabilities caused or contributed to by pregnancy, childbirth, or related medical conditions shall be treated the same as disabilities caused or contributed to by other medical conditions for any and all purposes in connection with employment by the Bank, including, but not limited to, leave requirements and conditions, accommodations, and disability benefit payments, as provided under this Agreement. (b) Employees will continue to accrue seniority during disability leaves for purposes of maintaining seniority standing.

-22- SMRH:4882-9549-5317.3 ARTICLE XXI: BEREAVEMENT The Employer agrees to provide a five (5) consecutive paid business day bereavement leave for the death of any Employee's legal immediate family members as identified by the Employee in documentation provided during orientation and status changes. The immediate family shall be defined to include spouse, parents, step-parents, children, step-children, siblings, step-siblings, parents-in-law, step-parent-in-laws, grandparents, step-grandparents, grandchildren, step- grandchildren, niece, nephew, aunt, uncle and domestic partner. A two (2) consecutive business day paid bereavement leave shall be allowed for the death of a sister-in-law, brother-in-law, son- in-law, daughter-in-law, or grandparent-in-law. Human Resources may at its discretion require proof of death and proof of relationship to the Employee before allowing payment for such days. ARTICLE XXII: HOSPITALIZATION, MEDICAL, DRUG & DENTAL COVERAGE (a) The Employer agrees to provide each Employee covered by this Agreement in accordance with his/her family status, with Hospitalization and Major Medical, Dental Coverage, Drug plan, FSA Plan, HSA Plan, Transit Program and Vision Care under the same plan(s) as the Employer provides to its non-Union employees. All coverages will be effective following two (2) full calendar months of employment. Employees covered by this Agreement shall not be required to pay the co-premiums required of non-union employees, but shall be subject to all other plan provisions applicable to non-union employees. For 2024, Employees shall be responsible to pay a portion of premiums in accordance with the Collectively-Bargained Employee Benefit Guide posted on the Intranet – which is 4%. Employees shall be responsible to pay five percent (5%) of the premiums in 2025 and six percent (6%) of the premiums in 2026.

-23- SMRH:4882-9549-5317.3 (b) The Employer will offer a buyout one time per year to Employees who can prove to the Employer and the Union that they have alternative medical coverage in the amount of $2,250.00, payable in two installments of $1,125.00 in six-month intervals. If the Employee loses such alternative medical coverage and provides proof of such to the Employer and the Union, the Employee can rejoin the Employer’s medical plan. For those Employees participating in an HSA Plan they will be entitled to a Bank contribution of $2,000 for families and $1,500 for individuals on January 1st of each year for the term of this Agreement. The Bank shall contribute a total of $1,150 towards the post-deductible Union-sponsored Healthcare Reimbursement Account (“HRA”), in accordance with the plan documents related thereto on an annual basis for the duration of the CBA, provided, that (i) the HRA does not terminate in advance of such contribution, as evidenced by a report or certification from the Union and (ii) that the HRA complies with all laws, rules and regulations. Funding will occur within thirty (30) days of the Bank reviewing the final HRA plan documents and the Union’s provision of proof of the existence of such HRA. (c) The Bank shall retain the right to change insurance carriers, the financial arrangements with the carrier, and plan design so long as the benefits available to Employees is the same as the benefits available to non-union employees of the Bank. Prior to implementing any substantial change, the Employer agrees to meet with the Union to discuss such changes.

-24- SMRH:4882-9549-5317.3 ARTICLE XXIII: TERM LIFE INSURANCE Employees on the first day of the month following two (2) full months of employment, shall receive Life Insurance in an amount equal to two times their annual base salary to a maximum of $400,000 rounded to the nearest $1,000 and one half times their annual base salary to a maximum of $40,000 rounded to the nearest highest $500.00. The amount of the Insurance shall be adjusted from time to time in accordance with the Employee's salary and plan document. The Employer agrees to pay Life Insurance premiums if an Employee is on total disability and has ten (10) years of service with the Employer. ARTICLE XXIV: JOB CLASSIFICATIONS (a) The job classifications shall consist of seven (7) grades set forth in Exhibit C. Progressing from one grade to the next requires that: (i) this is used for career progression, (ii) skill sets changed, (iii) movement will not be based on tenure or current pay level. Employees are eligible to participate in career development plans. (b) All Grades shall have a three (3) month training period. If an Employee is considered for a promotion and does not satisfactorily pass the probationary period, the Employer shall use good faith efforts to return the Employee to his or her former position, or to a similar position in that grade if his or her former position is no longer available. If his or her former position or a similar position in that grade is not available, the Employer may separate the Employee from employment with the Bank and the Employee shall receive severance pursuant to the requirements of ARTICLE XIV ("Dismissals"), paragraph (c). Future considerations for promotion to the same or other positions require the successful completion of a new probationary period. It is understood, however, that when an Employee

-25- SMRH:4882-9549-5317.3 qualifies, he/she shall receive, the promotional increase called for in ARTICLE XXIV, Section (c). At the end of the probationary period, an Employee's promotion shall be considered final, provided the Employee has successfully completed his/her probation. (c) When an Employee is promoted to a higher grade, he/she shall receive a seven and one half percent (7.5%) salary increase or the minimum rate for the new position, whichever is greater. If this increase causes the employee to exceed the maximum rate for the new grade, the employee’s new rate will be equal to the maximum rate for the grade and any difference between the maximum rate and the rate calculated under this Article shall be paid in an annual lump sum payment. When an Employee's promotion will result in a greater than one labor grade increase, he/she shall receive a ten percent (10%) salary increase or the minimum rate for the new position, whichever is greater. If an Employee bids on a lower position, the Employee's salary shall be reduced by the same percentage of increase that they received in their prior promotion. If an Employee has only been employed in his or her current position, bids on a lower grade position and is accepted for this position, the Employee's salary shall be reduced by 7.5% for one (1) labor grade down and 10% for two (2) or more labor grades down. This provision shall not apply to an Employee seeking an accommodation from the Employer pursuant to the Americans with Disabilities Act. To assure appropriate, effective training for upgrades, a subcommittee comprised of Union and Management representatives shall be formed. (d) When new jobs are created, the Bank shall assign them into the appropriate labor grade. The Bank will submit job descriptions for newly created or changed jobs to the Chief Steward prior to the job being posted and upon request, shall meet with the Union to discuss the new or changed position. If there is agreement as to the grade, the Chief Steward will sign and

-26- SMRH:4882-9549-5317.3 date the job description and return it to Human Resources. If the Union disagrees with the assigned grade, it may seek relief in accordance with ARTICLE XXVII. (e) Employees requested to do the work of a classification 1 grade higher than their own for a period of five (5) consecutive days or more, shall receive an increase of seven and one-half percent (7.5%) or the minimum rate of the higher classification, whichever is greater; if the classification is 2 or more grades higher, the employee shall receive ten percent (10%) or the minimum rate of the higher classification, whichever is greater for the period of time such higher classification work is performed. (f) The Employer agrees that management shall not routinely do bargaining unit work. (g) The Company will make commercially reasonable efforts to retain the number of union members at 91. ARTICLE XXV: PROMOTIONS, UPGRADING & TRANSFERS Whenever a new position is created or a vacancy occurs, notice shall be posted for ten (10) working days (excluding Saturday and Sunday) in the Job Posting section of the Bank's time and attendance system. The Employer shall send an e-mail to all employees notifying them that Job Postings will be placed in the Bank's time and attendance system. The Bank will offer training to Employees on how to access the Job Postings in the Bank's time and attendance system. Employees who have one (1) or more years of service in their current Bank position (not including Bank initiated changes) may apply for the position; however, Employees in the affected Department will be given priority consideration. The selection of an Employee from among the applicants shall be based on the Employee's abilities, qualifications and seniority. If the Bank fails to get a qualified candidate for the vacant position during the first internal posting and outside

-27- SMRH:4882-9549-5317.3 advertising, the Bank will post the vacancy internally a second time upon notification to the Union. Employees with a minimum of six months in their current Bank position (not including Bank initiated changes) will then be allowed to bid on the vacancy. Employees are prevented from bidding on a job posting for six months from the date of a disciplinary suspension. (See ARTICLE VI: ON-DISCRIMINATION). Part-time Tellers with a minimum of three months of employment and have successfully passed probation may bid on full-time intermediate Teller positions. To assist in the selection of the most qualified applicant for promotion, Human Resources may utilize tests which measure the skills and aptitudes that have a direct bearing on an individual's ability to do the job in question successfully. If an Employee has previously bid for this same position within the prior six (6) months, the Department Manager does not have to interview this internal applicant (unless the Employee can demonstrate they have acquired additional skills necessary for this particular position). If an Employee bids for a position and fails the required tests administered by Human Resources, the Employee must wait six (6) months before he/she can retest and bid for a position which requires the passing of the same test(s), except if the Employee can provide documented evidence of upgraded skills. In the event that two (2) or more applicants' abilities are relatively equal, seniority shall prevail. If a party to the bid is dissatisfied with the outcome, the burden of proof that the decision should be reconsidered is that of the complaining party to management. Lateral and downward bidding are permissible. The positions of Head Teller, Sales and Service Representative, Administrative Assistant will be posted for interested Employees to apply. The Employer, however, shall have the choice of selecting an Employee to fill these positions without reference to this procedure.

-28- SMRH:4882-9549-5317.3 It is understood that the Bank has the right to transfer Employees between the branches as operating requirements necessitate. This right shall not be exercised in an arbitrary or capricious manner. ARTICLE XXVI: PENSION, DISABILITY (a) The Bank shall maintain a long-term disability plan. (b) The Employer agrees to maintain its non-matching 401(k). ARTICLE XXVII: GRIEVANCE AND ARBITRATION (a) Any and all disputes concerning the effect, interpretation, application and claims arising out of or relating to the terms of this Agreement, or breach thereof, shall be taken up in the first instance between the parties hereto. A representative of the Union shall have access to the place of business during working hours for the purpose of investigating and settling disputes. The parties agree to the following process as a means of resolution of their disputes: Step 1 - Oral Step - An employee who believes they have a dispute may request that the Union take up the issue at a Step 1 meeting with the Department Manager not later than thirty (30) calendar days from the date that the evidence giving rise to the dispute was first known to them. If the parties fail to accomplish a mutually satisfactory resolution within five (5) days of the meeting, the Union will reduce the grievance to writing and submit it to the Human Resources Department. Step 2 - Written Step - The Director of Human Resources and his or her designee(s), the Chief Steward and the Grievant shall meet within thirty (30) calendar days or receipt of the written grievance from Step 1 and shall make every effort to create a mutually satisfactory resolution. The Director of Human Resources shall respond to the Union in writing or e-mail within thirty (30)

-29- SMRH:4882-9549-5317.3 calendar days of the meeting at Step 2 to the Chief Steward letting him or her know whether the grievance has been denied. If the parties fail to accomplish a mutually satisfactory resolution the Union will forward the written grievance to Step 3. Step 3 - Second Written Step - The Director of Human Resources and his or her designee(s), the Chief Steward, the Grievant and the Business Representative shall meet to discuss the dispute, unless mutually determined otherwise, within thirty (30) calendar days of receipt of the Step 2 written response. The Director of Human Resources shall respond in writing to the Business Representative and the Chief Steward within thirty (30) calendar days after the Step 3 meeting. Mediation – By mutual agreement of the Union and the Employer, the grievance may be put in abeyance so that it may be referred to the Federal Mediation & Conciliation Service (FMCS) for non-binding mediation. Arbitration - Within thirty (30) calendar days of receipt of the Step 3 response, the Union may submit the matter to an Arbitrator in accordance with the Labor Arbitration Rules of the American Arbitration Association and shall simultaneously give notice to the Employer upon filing. The decision of the arbitrator shall be final and binding upon the parties hereto. The parties may waive in writing any of the time frames in the steps referenced above by mutual agreement. (b) The parties agree that any and all complaints, disagreements and disputes, and the determination of the respective rights and liabilities of the parties, shall be determined exclusively through the use of arbitration machinery herein above set forth and neither party shall

-30- SMRH:4882-9549-5317.3 institute any legal action against the other except with respect to the institution and enforcement of the arbitration machinery. (c) The parties agree that adequate machinery has been established for the settlement of all disputes between them arising out of this Agreement. They, therefore, agree that the Union, for the duration of this Agreement, shall not strike or interfere with the orderly conduct of the Employer's business, nor shall the Employer during the term of this Agreement initiate a lockout. (d) A grievance must be filed within thirty (30) calendar days of the action grieved or it is deemed to be waived except in the case of discharge. A grievance for discharge must be filed within fifteen (15) working days of occurrence or it is deemed to be waived. ARTICLE XXVIII: SENIORITY AND LAY-OFF (a) The length of service in a bargaining unit position of the Employee with the Employer shall determine the seniority status of the Employee. (b) In the event of a lay-off, a rehiring emailing/mailing list shall be established and the laid-off Employees shall remain on such a list for a period of two (2) years. Recall shall be governed by seniority and ability to do the job. The list shall have been exhausted or a year shall have elapsed prior to hiring from outside sources. ARTICLE XXIX: REPORTING ABSENCES An Employee who is absent from work must call in each day, no later than thirty (30) minutes after his/her scheduled starting time, unless he/she is on a documented disability or a doctor approved extended leave. Notification shall be to either the Employee's Manager or Supervisor.

-31- SMRH:4882-9549-5317.3 ARTICLE XXX: PART TIME EMPLOYEES Part-time Employees, scheduled to work twenty-one (21) or more hours per week are to become members of the Union and are entitled to certain benefits received by full-time Employees on a pro-rated basis, as follows: Paid vacation and personal days, paid at five (5) hours per day); Hospitalization for Employees only; Medical for Employees only; Dental for Employees only; Optical for Employees only; paid sick leave of five (5) days per year, paid at five hours per day, (subject to provisions of ARTICLE XV, Section (a); Retirement Plan eligibility determined by requirements of applicable State and Federal Laws. At such time as a part-time Employee becomes a full-time Employee, he/she shall be credited with full-time seniority of one week for each thirty- seven and a half (37.5) hours worked as a part-time Employee. ARTICLE XXXI: TUITION Amalgamated Bank provides a tuition reimbursement program for all satisfactorily performing full-time and participating part-time Employees, with at least one year of continuous service with the Bank. If properly approved, the Bank will reimburse certain tuition costs upon successful completion of the course. The administration of the program and all final decisions regarding the eligibility of Employees is under the authority of the Director of Human Resources. • All full and participating part-time Employees having completed one year of continuous service, prior to beginning any reimbursable course, are eligible to participate in the program. • Courses may be taken only at accredited Colleges and Universities. • All courses must be bank/job related. • After successful completion of an approved course with a grade of C or better, an Employee is eligible for reimbursement as follows: Reimbursement

-32- SMRH:4882-9549-5317.3 Percent Grade For Tuition/Books A 100% B 75% C 50% Successful Pass/Fail Courses 70% • Books will be reimbursed as per the above schedule with payment not to exceed $200.00 per course. • Participating part-time Employees will be reimbursed for both tuition and books on a prorated basis as determined by their weekly scheduled hours. • Graduate level courses are not covered under the program unless specifically required by Senior Management. • Tuition reimbursement forms must be approved by the Department Head and Human Resources two weeks prior to the first-class session, as a condition for reimbursement under the program. • Employees are responsible for the initial payment of all tuition costs and will be reimbursed only after successfully completing the course. The cost of the courses, as well as fees, are considered as tuition costs. The Bank will calculate the cost of courses at the same rate the College/University charges for one individual credit hour. • An Employee must be on the Bank's payroll upon successful completion of the course to be eligible for reimbursement. • • Reimbursements will not exceed $5,250 per calendar year. ARTICLE XXXII: DISCIPLINE The parties agree to the following progressive disciplinary procedure: • Oral warning • Written warning I • Written warning II

-33- SMRH:4882-9549-5317.3 • Final written warning • Termination of employment If an Employee reaches four (4) years without receiving discipline, he or she may go back a step in progressive discipline. It is understood that the Bank shall not be required to follow this procedure in cases of, serious misconduct, insubordination, theft, dishonest act, gross violation of policies and procedures or other serious offenses. In situations where ARTICLES XV and XVII apply, and where the department manager can provide evidence to Human Resources that an immediate suspension of an employee eligible for discipline would cause a staffing crisis, the employee may be suspended up to two weeks from the date of the disciplinary notice from Human Resources. ARTICLE XXXIII: WAGE INCREASES (a) Effective July 1, 2023, Employees shall receive a 3.5% wage increase. (b) Effective July 1, 2024, Employees shall receive a 3.5% wage increase. (c) Effective July 1, 2026, Employees shall receive a 3.5% wage increase. Part-time Employees shall receive the same percentage increase to their hourly or daily rates of pay. ARTICLE XXXIV: MISCELLANEOUS (a) Shop Stewards shall be permitted to meet once each month for 3 1/2 hours on Bank time to discuss grievances or other Union matters. Said 3 1/2 hours is to include travel time, and to this a non-paid lunch hour may be added. The number of Stewards attending these meetings will be limited to no more than eight (8) including the Chief Steward. The Bank shall

-34- SMRH:4882-9549-5317.3 provide suitable meeting room space for this purpose. The Chief Steward shall be permitted to attend the monthly meeting Executive Board Local 153; such attendance shall be unpaid. (b) The Employer agrees to implement a transit check program, which will enable Employees to purchase transit fare with pre-tax dollars during the term of Agreement. The Employer agrees to continue a Qualified Transportation Reimbursement program through the term of this Agreement which will enable Employees to purchase transit fare with pre-tax dollars. (c) Should the Bank adopt an Employee Stock Purchase Plan and subject to the conditions thereof, Employees shall be eligible for participation at the discretion of the Employer. ARTICLE XXXV: TERMINATION & RENEWAL OF AGREEMENT (a) This Agreement shall commence on July 1, 2023 and terminate as of June 30, 2026. (b) This Agreement, except as provided for above, shall continue from year to year until terminated by either party giving to the other, written notice of termination by certified mail, sixty (60) days prior to the date of expiration. Notice shall be deemed to have been given on the date of mailing. (c) In the event either party desires to modify but not cancel this Agreement, it shall submit written notice by certified mail to the other parties business office sixty (60) days prior to the anniversary date of any year, and the other party shall, within ten (10) days after receipt of such notice, request a conference in respect thereto. No modifications shall take effect unless mutually agreed upon in writing. ARTICLE XXXVI: MANAGEMENT RIGHTS The Employer retains the exclusive right to manage its business except as specifically limited by the provisions of this Agreement.

-35- SMRH:4882-9549-5317.3 ARTICLE XXXVII: SUCCESSOR CLAUSE In the event the Employer by merger, consolidation, sale of assets, lease, franchise or other means, enters into an agreement with another individual or private enterprise which will operate a portion, but less than whole, of the Bank and which affects the existing appropriate collective bargaining unit, then the Employer agrees it has an affirmative duty to notify such enterprise or individual about the terms of this collective bargaining agreement and request that such enterprise or individual meet with and recognize the Union. The Employer agrees it shall notify the Union no later than 48 hours after entering into any such agreement with any such enterprise or individual. The Employer agrees to engage in effects bargaining with the Union. In the event the Employer by merger, consolidation, sale of assets, lease, franchise or other means, enters into an agreement with another individual or private enterprise which will operate the Bank in whole, then such successor, enterprise or individual and the Union, shall be bound by each and every provision in this Agreement. The Employer has the affirmative duty to call this provision of the Agreement to the attention of any enterprise or individual with which it seeks to make such an agreement.

-36- SMRH:4882-9549-5317.3 IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed by their respective officers as of the day herein first above written. AMALGAMATED BANK BY: President and Chief Executive Officer BY: Executive Vice President OFFICE & PROFESSIONAL EMPLOYEES INTERNATIONAL UNION, LOCAL 153, AFL-CIO BY: Name: Title: Senior Business Representative STEWARDS: Name: Gil Yellinek Title: Chief Shop Steward Name: Grantley Warner Title: Shop Steward Name: Brenda Medard Title: Shop Steward Name: April Henry Title: Shop Steward

-37- SMRH:4882-9549-5317.3 Name: Sushma Bilall Title: Shop Steward Name: Chris Vega Title: Shop Steward

-38- SMRH:4882-9549-5317.3 EXHIBIT A VACATION DAYS EARNING SCHEDULE JAN Entitled to 2 Weeks Vacation 2 Days Earned Entitled to 3 Weeks Vacation 2 Days Earned Entitled to 4 Weeks Vacation 2 Days Earned FEB 2 Days Earned 2 Days Earned 2 Days Earned MAR 2 Days Earned 2 Days Earned 2 Days Earned APR 2 Days Earned 2 Days Earned 2 Days Earned MAY 2 Days Earned 2 Days Earned 2 Days Earned JUN All Days Earned I Day Earned 2 Days Earned JUL All Days Earned I Day Earned 2 Days Earned AUG All Days Earned I Day Earned 2 Days Earned SEP All Days Earned 1 Day Earned 2 Days Earned OCT All Days Earned 1 Day Earned 2 Days Earned NOV All Days Earned All Days Earned All Days Earned DEC All Days Earned All Days Earned All Days Earned

-39- SMRH:4882-9549-5317.3 EXHIBIT B Effective January 1, 2024 ABSENCE DAYS EARNING SCHEDULE (FOR NEW HIRES ONLY) Schedule of when earned absence days go on the books *2020 *2021 Must Be 1-Feb 1-Mar 1-Apr 1 - May 1-Jun 1-Jul 1-Aug 1-Sep 1-Oct 1-Nov 1-Dec Banked 1/1/21 2/1/21 3/1/21 4/1/21 Hired 1/2-2/1 3 + 1 1 1 1 1 1 1 1 10 +1 2/2-3/1 3 + 1 1 1 1 1 1 1 2 10 +1 3/2-4/1 3 + 1 1 1 1 1 1 2 10 +1 4/2-5/1 3 + 1 1 1 1 1 2 10 +1 5/2-6/1 3 + 1 1 1 1 2 10 +1 6/2-7/1 3 + 1 1 1 2 10 +1 7/2-8/1 3 + 1 1 2 10 +1 8/2-9/1 3 + 1 2 10 +1 9/2-10/1 4 10 +1 10/2- 3 10 +1 11/2- 2 10 +1 12/2- 10 +1 *2020 & 2021 used for illustration purposes.

EXHIBIT C

(Effective March ____, 2020)

GRADES AND SALARY RANGES*

Grade	Minimum Annual	Minimum Hourly		Midpoint Annual	Midpoint Hourly		Maximum Annual	Maximum Hourly
7	40,560	20.80		45,760	23.46		50,960	26.13
8	41,080	21.07		47,320	24.26		53,560	27.47
9	41,600	21.33		48,880	25.06		56,160	28.80
10	43,160	22.13		51,480	26.40		59,800	30.67
11	43,680	22.40		53,040	27.20		62,400	32.00
12	45,760	23.46		56,160	28.80		66,560	34.13
13	47,840	24.53		59,280	30.40		69,680	35.73

*The Bank reserves the right to increase the minimums and maximums of the salary ranges at its discretion.

SMRH:4882-9549-5317.3

-40-

EXHIBIT D

NEW EMPLOYEE PROGRESS REPORT

Employee Name: «EmployeeName»
Department: «Dept»

Title/Grade: «TitleGrade»
First Day in Position: «FirstDay»

Type of Report (Check One): New Employee ( ) New Position ( )

PLEASE RATE PROGRESS OF EMPLOYEE ON EACH FACTOR USING THE NUMBERS THAT APPEAR BELOW:

1 – Excellent 2- Exceeds Expectations 3 – Meets Expectations 4 – Meets Some Expectations 5 - Does Not Meet

	1st Report «FirstDueDate»	2nd Report «SecondDate»	3rd Report «ThirdDueDate»
QUALITY			
Accuracy, neatness and completeness of work assignment.			
QUANTITY			
Output of work, considering newness of assignment.			
JOB KNOWLEDGE			
Ability to learn, grasp concepts essential to the work, follow instructions, and apply knowledge. Extent to which employee is familiar with all aspects of and possess skills necessary to do the job and related work.			

SMRH:4882-9549-5317.3

-41-

-42- SMRH:4882-9549-5317.3 INITIATIVE Ability to work independently with a minimum of supervision and takes action beyond what is called for. COOPERATION Ability to work well with co-workers, supervisors, customers, etc. SUITABILITY Are attitude, personality and temperament appropriate for this kind of work? (Does the person match the job?) COMMUNICATION SKILLS Effective in expressing thoughts and ideas both verbally and written. Effectiveness in listening to others should also be considered as well as follow-up on work assignments. INTERPERSONAL SKILLS Effectively interacts with others on all levels throughout the organization as well as skill in dealing with others outside of the organization. ATTENDANCE Number of days absent.

-43- SMRH:4882-9549-5317.3 PUNCTUALITY Number of days late. DO YOU RECOMMEND THAT EMPLOYMENT CONTINUES? (over)

-44- SMRH:4882-9549-5317.3 INSTRUCTIONS: ➢ Complete each report, discussing employee's progress with him/her. ➢ Return report to Human Resources no later than dates indicated on form. Report #1: Employee's signature: Manager's signature: Dept. Head signature: Employee Comments: Remarks: Date: Date: Date: Report #2 Employee's signature: Manager's signature: Dept. Head signature: Employee Comments: Date: Date: Date:

-45- SMRH:4882-9549-5317.3 Remarks: Report #3: Employee's signature: Manager's signature: Dept. Head signature: Employee Comments: Remarks: Date: Date: Date:

53124096 EXHIBIT E «Date» «First_Name» «Last_Name» «Address_Line_1» «Address_Line_2» «City», «State» «ZIP_Code» Dear NAME: This letter (the “Agreement and Release”) confirms our agreement with regard to your separation from employment with Amalgamated Bank (“Amalgamated Bank” or the “Bank”) effective «Termination_Date» (the “Separation Date”). Our understanding and agreement with respect to your separation is as follows: 1. Your total unconditional compensation, payments and benefits from the Bank shall be as follows (in each case less applicable statutory deductions and authorized withholdings): 1.1 You will receive your final pay through the Separation Date. 1.2 You will be paid for all accrued but unused vacation benefits as of the Separation Date. 1.3 If you currently have Bank medical or dental coverage, you will receive, under separate cover, general information about your rights to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). Nothing in this Agreement and Release is intended to impair any of these rights. 2. Provided you agree to and accept the terms of this Agreement and Release and do not timely revoke your acceptance, you shall be eligible for the following benefits: 2.1. You will be paid in a lump sum, within 15 days after this Agreement and Release becomes irrevocable in accordance with paragraph 15, the amount of «Severance Amount», less applicable statutory deductions and authorized withholdings (the “Separation Payment”), representing («Weeks_Base_Salary») weeks’ base salary. 2.2. Following the Separation Date, the Bank shall pay to you an amount equal to the premium payments that you pay for yourself (and your family, if applicable) for continuation of health coverage under COBRA, less applicable statutory deductions, and authorized withholdings, for up to six (6) months beginning «COBRA_beginning_and_end_dates», or until coverage is obtained from another source, whichever is sooner. You agree to notify the Bank within two (2) business days following the commencement of full-time employment before «COBRA end date».

-2- 53124096 2.3. The benefits described in subparagraphs 2(a) and (b) shall be referenced in this Agreement and Release collectively as the "Separation Benefits." 3. You will cease to actively participate in all Bank benefit plans and programs as of «Termination_Date». 4. Other than as set forth in this Agreement and Release, you acknowledge and agree that you are not entitled to and will not receive any additional compensation, payments or benefits of any kind from the Releasees (as that term is defined in subparagraph 6(b)), including, without limitation, any notice or separation payments otherwise due under the Collective Bargaining Agreement or any offer letter, letter of employment or employment agreement you have with the Bank, and that no representations or promises to the contrary have been made to you. 5. The Bank will not contest any lawful application by you to receive unemployment benefits. 6. 6.1. As a condition of the Bank's willingness to enter into this Agreement and Release, and in consideration for the agreements of the Bank contained herein, you hereby release, waive and forever discharge the Releasees from, and hereby acknowledge full accord and satisfaction of, any and all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common law or statutory, under federal, state or local law or otherwise), whether known or unknown, asserted or unasserted, by reason of any act, omission, transaction, agreement or occurrence that you ever had, now have or hereafter may have against the Releasees up to and including the date of the execution of this Agreement and Release. Without limiting the generality of the foregoing, you hereby release and forever discharge the Releasees from: 6.1.1. any and all claims relating to or arising from your employment with the Bank, the terms and conditions of that employment, and the termination of that employment; 6.1.2. any and all claims of age discrimination under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, as such laws have been amended; 6.1.3. any and all claims of employment discrimination, harassment or retaliation under any federal, state or local statute or ordinance, public policy or the common law, including, without limitation, any and all claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1991, the Equal Pay Act, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the Family & Medical Leave Act, the New York State and New York City Human Rights Laws, the New York Labor Law, the New York Worker Adjustment and Retraining Notification Act, the New York Whistleblower Law, the New York City Earned Safe and Sick Time Act, the New York Constitution, the District of Columbia Human Rights Act, the District of Columbia Parental Leave Act, the District of Columbia Employee Accrued Sick and Safe Leave Act and the District of Columbia Family and Medical Leave Act and as such laws have been amended; 6.1.4. any and all contract claims, claims for bonuses, or claims for severance allowances or entitlements;

-3- 53124096 6.1.5. any and all claims under the Collective Bargaining Agreement; 6.1.6. any and all claims for employee benefits, including, without limitation, any and all claims under the Employee Retirement Income Security Act of 1974; provided, however, that nothing in this paragraph 6 is intended to release, diminish, or otherwise affect any vested monies or other vested benefits to which you may be entitled from, under, or pursuant to any savings or retirement plan of the Bank; 6.1.7. any and all claims for slander, libel, defamation, negligent or intentional infliction of emotional distress, personal injury, prima facie tort, negligence, compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever; and 6.1.8. any and all claims for monetary recovery, including, without limitation, attorneys' fees, experts' fees, medical fees or expenses, costs and disbursements and the like. This Agreement and Release is not intended to and does not affect any rights or claims you may have arising after the date this Agreement and Release is executed by you. 6.2. For purposes of this Agreement and Release, the term "Releasees" includes the Bank, its present and former direct and indirect parents, affiliates, divisions, subsidiaries, predecessors, successors and assigns, and their present and former officers, directors, employees, representatives, attorneys and agents, whether acting as agents or in individual capacities, and the Bank's pension and welfare benefit plans (and their respective administrators, fiduciaries, trustees and insurers), whether acting as agents or in individual capacities, and this release shall inure to the benefit of and shall be binding upon and enforceable by all such entities and individuals. 6.3. You agree that you will not recover upon, or otherwise enforce or accept monies or other relief from, any judgment, decision or award upon any claim released by you in paragraph 6 of this Agreement and Release. 6.4 Nothing in this Agreement is intended to prevent you from filing a charge or participating in any investigation or proceeding conducted by any federal, state, or local governmental agency including but not limited to the Equal Employment Opportunity Commission (the “EEOC”) and the National Labor Relations Board; however, you will not be able to obtain any relief or recovery upon any such charge filed, including costs and attorneys' fees. In addition, nothing in this Agreement shall be construed to prevent you from disclosing information in any government investigation, or to law enforcement, the EEOC, the state division of human rights, a local commission on human rights or any attorney retained by you or to any court or judicial officer or pursuant to a valid court order, subpoena or other lawful process. 7. You have not been told that the Bank or any Releasee will employ you in the future, and you agree that the Bank shall not have any obligation in the future to reemploy you, or enter into any other business arrangement of any kind with you. You further agree that if you do seek reemployment or any other business arrangement with the Bank under which you would receive compensation for services performed by you, a rejection by the Bank of your application or inquiry will not constitute a violation of this Agreement and Release.

-4- 53124096 8. 8.1. You agree to return to the Bank, on or before the Separation Date, any computer equipment, cell phones, BlackBerry devices or other PDAs, office keys, credit cards, ID and access cards, etc., and any and all original and duplicate copies of your work product and of files, calendars, books, employee handbooks, records, notes, notebooks, manuals, computer disks, diskettes and any other magnetic and other media materials you have in your possession or under your control belonging to the Bank, or containing confidential or proprietary information concerning the Bank, and its officers, directors, employees, consultants, customers or operations. By signing this Agreement and Release, you confirm that you will not retain in your possession or under your control any of the documents or materials described in this subparagraph 8(a), and that you are not entitled to receive the Separation Benefits unless this obligation is fully satisfied. 8.2. You acknowledge that, while employed by the Bank, you had access to and possessed confidential and proprietary information and materials concerning the Bank and its employees that are not publicly available, including, without limitation, professional, technical and administrative manuals, associated forms, processes, and computer systems (including hardware, software, database and information technology systems); other methodologies and systems; marketing, investment and business development plans and strategies; customer and prospect files, lists and materials; financial models; operations; Bank costs, profits, and other financial information; short- and long-term strategy information; and personnel data and human resource strategies (the "Confidential Information"). You agree that the Bank will be irreparably damaged if you use or disclose Confidential Information. You agree, therefore, never to use or disclose Confidential Information before it has become publicly known, through no fault of your own. You also agree that, if you are ever asked to disclose any Confidential Information, pursuant to legal process or otherwise, you will contact the Bank's General Counsel to seek the Bank's consent prior to any disclosure. 8.3. You agree, upon reasonable notice, to cooperate in any Bank investigation or any litigation, arbitration, or regulatory proceeding in which the Bank is or may become involved, regarding events that occurred during your tenure with the Bank. You agree to make yourself reasonably available to consult with the Bank's representatives, including its counsel, to provide information, and to appear to give testimony. The Bank will reimburse you for reasonable out-of-pocket expenses that you incur in extending such cooperation, so long as you provide written notice of your request for reimbursement and provide satisfactory documentation of the expenses. 8.4. Nothing in this Agreement and Release is intended to or will limit your right to provide truthful and complete information to judicial or administrative, governmental or regulatory authorities, in connection with any investigation involving the Releasees, or any of them. 9. You agree that you will take no action that is intended, or would reasonably be expected, to harm or disparage the Releasees, or any of them, or to impair any of their reputations. 10. 10.1. You agree that you have properly reported all hours you have worked, and that you have been paid all wages, overtime, commissions or other compensation that the Bank should have paid you through the Separation Date. 10.2. You agree that you have received all leave to which you have been entitled, including leave pursuant to the federal Family and Medical Leave Act, and any similar state or local laws,

-5- 53124096 and that you have not been discriminated or retaliated against in any way for requesting or taking such leave. 10.3. You agree that you have no known workplace injuries or occupational diseases. 11. The making of this Agreement and Release is not intended, and shall not be construed, as an admission that the Releasees, or any of them, have violated any federal, state or local law, ordinance or regulation, breached any contract, or committed any wrong whatsoever against you. 12. You agree that, except as provided in the next sentence, the terms and conditions of this Agreement and Release shall be kept in confidence. Unless and until you first obtain written permission from Tye Graham, Executive Vice President, Chief Human Resources Officer, Amalgamated Bank, 275 Seventh Avenue, New York, New York 10001, and only to the extent you obtain such permission, you will not knowingly disclose this information to anyone, except: (i) as reasonably necessary to enforce this Agreement and Release; (ii) to your attorneys or bona fide tax advisors; (iii) to your spouse or domestic partner; (iv) to governmental taxing authorities; or, (v) pursuant to compulsory legal process or a court order. 13. You acknowledge that the Bank has made no promises, commitments or representations to you other than those contained in this Agreement and Release and that you have not relied upon any statement or representation made by the Bank with respect to the basis or effect of this Agreement and Release or otherwise. 14. You acknowledge that in Attachment A to this Agreement and Release, you have been provided with information concerning (i) the group of employees covered by the Separation Program (the "Program"); the applicable time limits governing the Program; (iii) the job titles/classifications and ages of employees selected for the Program; and (iv) the job titles/classifications and ages of employees not selected for the Program. (only for group termination) 15. 15.1. You may review and consider this Agreement and Release for a period of 21 (if individual separation) or 45 (if group termination) days. The Bank hereby encourages you to show and discuss this Agreement and Release with your attorney before signing it and that, to the extent you wished to do so, you have done so. If you executed this Agreement and Release before the end of the 21-day period (for individual separation) or 45-day period (if group termination), such early execution was completely voluntary, and you had reasonable and ample time in which to review this Agreement and Release. You acknowledge that you have, in fact, carefully reviewed this Agreement and Release; and that you are entering it voluntarily and of your own free will. 15.2. You acknowledge that you are aware of your right to consult with a representative of the Office & Professional Employees International Union, Local 153, AFL-CIO concerning your separation from employment with the Bank and that, to the extent you wished to do so, you have done so. 15.3. For a period of seven days after you sign this Agreement and Release, you have the right to revoke it by providing notice in writing to: Tye Graham, Executive Vice President, Chief Human Resources Officer, Amalgamated Bank, 275 Seventh Avenue, New York, New York 10001, by hand delivery,

-6- 53124096 or via overnight courier, or email to tye@Amalgamatedbank.com This Agreement and Release will not become effective and enforceable until after the expiration of the seven-day revocation period. 15.4. You understand that your acceptance of the Separation Payment at any time more than seven days after you sign this Agreement and Release confirms that you did not revoke your assent to this Agreement and Release and, therefore, that it is effective and enforceable. 15.5. The Bank will only accept a copy of this Agreement and Release signed after the Separation Date. 16. If, at any time after the date of the execution of this Agreement and Release, any provision of this Agreement and Release shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement and Release; provided, however, that if paragraph 6 is held to be illegal, void or unenforceable, you agree to promptly execute a valid general release and waiver in favor of the Releasees. This Agreement and Release contains the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, except that any existing obligations you have under the Bank's Code of Ethics (including, without limitation, the non-solicitation provisions of Section 6.26(B) and (C) thereof) and the Customer Privacy Code of Conduct shall remain in full force and effect. This Agreement and Release may not be changed orally, and no modification, amendment or waiver of any of the provisions contained in this Agreement and Release, nor any future representation, promise or condition in connection with the subject matter hereof, shall be binding upon any party unless made in writing and signed by such party. 17. You may not assign any of your rights or obligations under this Agreement and Release. This Agreement and Release shall be binding upon and inure to the benefit of the Bank's successors and assigns. Without limiting the foregoing, the Bank may assign its rights and delegate its duties hereunder in whole or in part to any affiliate of the Bank or to any transferee of all or a portion of the assets or business to which this Agreement and Release relates. 18. This Agreement and Release is governed by the laws of the State of New York, without regard to its conflict of laws provisions. 19. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery by facsimile or by electronic transmission in portable document format (PDF) of an executed counterpart of this Agreement is as effective as delivery of an originally executed counterpart of this Agreement. If this Agreement and Release is acceptable to you, please indicate your agreement by signing and dating the enclosed copy and returning it in the enclosed envelope.

-7- 53124096 Sincerely, Tye Graham Executive Vice President Chief Human Resources Officer

-8- 53124096 READ THIS AGREEMENT AND RELEASE AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT; IT HAS IMPORTANT LEGAL CONSEQUENCES AND INCLUDES A RELEASE AND WAIVER OF KNOWN AND UNKNOWN CLAIMS. CONSULT YOUR ATTORNEY BEFORE SIGNING IT. I acknowledge that I have read this Agreement and Release and that I understand and voluntarily accept its terms. THIS IS A LEGALLY ENFORCEABLE DOCUMENT. Accepted and Agreed to: Print Name: Signature: Date STATE OF ) ) ss.: COUNTY OF ) • On this day of , 202_, before me personally came to me known and known to me to be the person described herein and who executed the foregoing Agreement and Release, and (s)he duly acknowledged to me that (s)he executed the same. Notary Public

-9- 53124096 ATTACHMENT A (Complete if Group Termination) I. Group Covered by the Separation Program The decisional unit for the Program is Amalgamated Bank employees (Department Name). All employees whose employment is being terminated in this workforce reduction are selected for the Program. II. Applicable Time Limits Each selected employee will have 45 days to return a signed copy of the Agreement and Release, although he or she may submit it earlier than 45 days from receipt. The Bank will only accept a copy of the Agreement and Release signed after the employee's Separation Date. Once the Agreement and Release has been signed, the participant in the Program has seven days to revoke it by providing notice, in writing, to: to Tye Graham, Executive Vice President, Chief Human Resources Officer, Amalgamated Bank, 275 Seventh Avenue, New York, New York 10001, by hand delivery, or via overnight courier, or email to Tye@AmalgamatedBank.com. III. Job Titles/Classifications and Ages of Employees Selected for the Program1 Title Age IV. Job Titles/Classifications and Ages of Employees Not Selected for the Program2 Title Age 1 All ages listed are calculated as of (Date). 2 All ages listed are calculated as of (Date).

-10- SMRH:4882-9549-5317.3